SpectRx, Inc. (770) 242-8723

Bill Wells - Media

SpectRx Reports Fourth Quarter and Year-End 2005 Results

Current Highlights:

  SimpleChoice® product availability expected to improve
  Two clinical studies show non-invasive cervical cancer detection device reduces false positive results
  SpectRx completes $1.9 million asset-based financing

  Norcross, GA (March 28, 2006) -- SpectRx, Inc. (OTCBB: SPRX) today announced its unaudited operating results for the fourth quarter and year-end 2005.

  Revenue for the fourth quarter of 2005 was $171,000, compared to revenue of $400,000 for the fourth quarter of 2004. Revenue for 2005 was $983,000 compared to $1.1 million for 2004.

  The net income available to common stockholders for the fourth quarter of 2005 was $1.5 million or $0.12 per basic and diluted share, compared to a net loss of $3.2 million, or $0.28 per basic and diluted share, in the comparable quarter of 2004. For the full year, the net loss attributable to common stockholders was $2.6 million, or $0.21 per basic and diluted share, compared to a net loss of $14.4 million, or $1.26 per basic and diluted share, for 2004. The $14.4 million loss in 2004 includes a $4.6 million deemed dividend and $871,000 of interest expense related to the warrants issued in conjunction with a bridge loan in the first quarter of 2004.

  "We are very pleased with the recently reported advances in our cervical cancer detection business and are taking steps to improve the availability of SimpleChoice insulin pump products," said Mark A. Samuels, SpectRx, Inc. chairman and chief executive officer. "We raised $1.9 million in debt financing in the current quarter, and continue to carefully manage our resources as we work to build a successful and profitable business."

  Diabetes Business Update -

  "SimpleChoice revenue in the last half of the fourth quarter slowed due to a recurrence of a lack of availability of some products," said Bill Arthur, SpectRx, Inc. president and chief operating officer.  "As a result, we undertook extensive discussions with our suppliers and made changes in our manufacturing processes, during which time normal production was temporarily suspended. While negatively affecting sales for the first quarter of 2006, we believe these changes will make a marked improvement in the availability of these products over the coming quarters. We believe that the completion of the process should allow us to grow the SimpleChoice business into the success I believe it can be."

  "We continue in our efforts to secure a partner for our continuous glucose monitoring technology. Discussions with a number of potential partners are underway," Mr. Arthur said.

  Cancer Detection Business Update -

  "We continue to be pleased with the progress being made in the development of our non-invasive cervical cancer detection device," said Mark Faupel, Ph. D., president of Guided Therapeutics, Inc., the SpectRx subsidiary commercializing the non-invasive cervical cancer device. "Subject enrollment for the pivotal FDA clinical trial continues as expected, and we have now tested more than 900 of the estimated 1,500 women needed to complete the trial. Additionally, two peer-reviewed clinical studies were recently presented at the American Society of Colposcopists and Cervical Pathologists biennial meeting showing that the device detects cervical disease and reduces false positive results, which are a tremendous burden on women and the healthcare system."

  SpectRx management will hold a conference call to discuss fourth quarter 2005 results on Wednesday, March 29, 2006 at 11 a.m. eastern time. To access the call via telephone, call 800-889-0817 or visit www.ccbn.com or www.fulldisclosure.com for access via the Internet.

  About SpectRx, Inc.

  SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. SpectRx also plans to develop a consumer device for continuous glucose monitoring. The company is commercializing its non-invasive cervical cancer detection technology through its subsidiary, Guided Therapeutics, Inc., which SpectRx intends to separately finance. For more information, visit SpectRx's web sites at spectrx.com, mysimplechoice.com and guidedtherapeutics.com.

  Trademarks are owned by their respective companies.

  The Guided Therapeutics device is an investigational device and is limited by federal law to investigational use.

  "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading "Risk Factors" in SpectRx's reports filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent quarterly reports.

  SpectRx, Inc. and Subsidiaries

  Consolidated Condensed Statement of Operations (Unaudited)

	Three Months Ended Dec. 31		Year Ended Dec. 31
In Thousands except per share data	2005	2004	2005	2004
Revenue	$171	$400	$983	$1,073
Cost of Sales	357	234	1,426	1,109
Gross Profit (Loss)	(186)	166	(443)	(36)
Expenses
Research & Development	547	779	2,031	3,618
Impairment of Intangible Assets	0	3,211	0	3,211
Selling, General & Administration	559	564	1,988	2,544
Gain on Sale of BiliChek Product Line, including earnout	(2,844)	(1,090)	(2,569)	(1,090)
Total Operating Expense	(1,738)	3,464	1,450	8,283

Operating Income (Loss)	1,552	(3,298)	(1,893)	(8,319)

Interest & Other Income (Expense)	(40)	10	(177)	(920)
Net Income (Loss)	1,512	(3,288)	(2,070)	(9,239)
Preferred Stock Dividends	(60)	(350)	(494)	(559)
Deemed Dividend on Preferred Shares	0	411	0	(4,559)
Net Income (Loss) Available to Common Stockholders	$1,452	$(3,227)	$(2,564)	$(14,357)

Basic Net Income (Loss) per Share	$0.12	$(0.28)	$(0.21)	$(1.26)
Diluted Net Income (Loss) per Share	$0.12	$(0.28)	$(0.21)	$(1.26)

Basic Weighted Average Shares Outstanding	12,232	11,410	12,130	11,393
Diluted Weighted Average Shares Outstanding	12,312	11,410	12,130	11,393

  Selected Balance Sheet Data (Unaudited)
In Thousands	December 31, 2005	December 31, 2004
Cash Equivalents	$313	$247
Working Capital Deficiency	(6,128)	(2,436)
Total Assets	1,750	2,805
Accumulated Deficit	(63,372)	(60,808)
Stockholders' Deficit	(6,167)	(3,695)
Redeemable Stock, Short-term Portion	5,113	3,147

  ###END###